EXHIBIT 23.6

CONSENT OF PERSON ABOUT TO BECOME A DIRECTOR

     The undersigned, pursuant to Rule 438 promulgated under the Securities Act of 1933, as amended hereby consents to being named as a person about to become a Director of FortuNet, Inc., a Nevada corporation (“FortuNet”), in the Prospectus which forms a part of the Registration Statement on Form S-1 of FortuNet (including amendments thereto) to be filed by FortuNet with the securities and Exchange Commission in connection with the offering by FortuNet of shares of its common stock.

Dated: October 21, 2005.

/s/ Boris Itkis